EXHIBIT FF
FEDERAL SIGNAL CORPORATION
SAVINGS RESTORATION PLAN
(Amended and Restated Effective January 1, 2007)
McDermott Will & Emery LLP
Chicago

C E R T I F I C A T E
     I, Kimberly L. Dickens, member of the Federal Signal Corporation Benefits Planning Committee and Vice President, Human Resources of Federal Signal Corporation, hereby certify that the attached document is a correct copy of the Federal Signal Corporation Savings Restoration Plan (As Amended and Restated Effective January 1, 2007), as adopted by the Benefits Planning Committee of Federal Signal Corporation at its meeting on November 21, 2006.
     Dated this 6th day of December, 2007.

FEDERAL SIGNAL CORPORATION BENEFITS PLANNING COMMITTEE
By	/s/ Kimberly L. Dickens
Its Member as Aforesaid

TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)
SUPPLEMENT A
     Special Contributions for Stephanie K. Kushner

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FEDERAL SIGNAL CORPORATION
SAVINGS RESTORATION PLAN
(Amended and Restated Effective January 1, 2007)
SECTION 1 INTRODUCTION
     1.1 Purpose
          Federal Signal Corporation (the “Company”) has established the Federal Signal Corporation Savings Restoration Plan (the “Plan”), to provide certain supplemental benefits to a select group of management employees of the Employers under the Plan who contribute materially to the continued growth, development, and future success of the Employers. The Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan, which was originally established effective January 1, 1983. This Plan is intended to comply with the American Jobs Creation Act of 2004, Code Section 409A, and related guidance. The Plan is intended to constitute an account balance plan (as defined in IRS Notice 2005-1, Q&A-9).
     1.2 Effective Date; Plan Year
          The Plan is amended and restated effective January 1, 2007. The original effective date of the Federal Signal Corporation Supplemental Savings and Investment Plan, of which this Plan is a restatement, was January 1, 1983. The Plan is administered on the basis of a Plan Year, as defined in subsection 2.24.
     1.3 Plan Administration
          As described in Section 11, the Committee shall be the administrator (as that term is defined in Section 3(16)(A) of ERISA) of the Plan and shall be responsible for the administration of the Plan; provided, however, the Committee may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable. Any notice or document relating to the Plan which is to be filed with the Committee may be delivered, or mailed by registered or certified mail, postage pre-paid, to the secretary of the Committee, or to any designated Committee representative, in care of the Company, at its principal office.
     1.4 Unfunded Nature of Plan
          The Plan is an unfunded, nonqualified deferred compensation plan that is intended to qualify for the exemptions provided in Sections 201, 301, and 401 of ERISA. Participants (and their Beneficiaries) shall have only those rights to payments as set forth in the Plan and shall be considered general, unsecured creditors of the Employers with respect to any such rights.

SECTION 2 DEFINITIONS
     2.1 Account
          “Account” means all notional accounts and sub-accounts maintained for a Participant in order to reflect his interest under the Plan, as described in Section 6.
     2.2 Accounting Date
          “Accounting Date” means each day designated by the Committee as of which the value of an Investment Fund is adjusted for notional deferrals, contributions, distributions, gains, losses, or expenses. To the extent not otherwise designated by the Committee, each Investment Fund will be valued as of each day on which the New York Stock Exchange is open for trading.
     2.3 Beneficiary
          “Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under subsection 9.4.
     2.4 Board
          “Board” means the Board of Directors of the Company, as from time to time constituted.
     2.5 Bonus
          “Bonus” means an incentive award of cash contingent upon the achievement of specified performance goals and payable to an Employee in a given year, with respect to the immediately preceding incentive bonus performance period.
     2.6 Code
          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.
     2.7 Committee
          “Committee” means the Benefits Planning Committee of the Company, as described in Section 11.
     2.8 Company
          “Company” means Federal Signal Corporation or any successor organization or entity that assumes the Plan.

     2.9 Company Contributions
          “Company Contributions” means the amounts credited to a Participant’s Company Contribution Account under the Plan by the Employer, in accordance with subsection 4.2.
     2.10 Compensation
          “Compensation” means Compensation as defined in the Federal Signal Retirement Savings Plan (the “Qualified RSP Plan”), which term shall include (but shall not be limited to) salary, bonus, and commissions; provided, however, that Compensation shall be determined for these purposes without regard to the dollar limitations in effect for qualified plans under Section 401(a)(17) of the Code.
     2.11 Compensation Deferrals
          “Compensation Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account pursuant to the Participant’s election made in accordance with subsection 4.1.
     2.12 Disability
          “Disability” means the occurrence of an event as a result of which a Participant is considered disabled. A Participant is considered disabled if the Participant is determined to be disabled in accordance with a disability insurance program maintained or contributed to by the Employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.
     2.13 Effective Date
          “Effective Date” means January 1, 2007.
     2.14 Eligible Individual
          “Eligible Individual” means each Employee of an Employer who satisfies the requirements set forth in Section 3.
     2.15 Employee
          “Employee” means a person who is employed by an Employer, is on the Employer’s regular payroll, and is treated and/or classified by the Employer as a common law employee for purposes of wage withholding for Federal income taxes. If a person is not considered to be an Employee of the Employer in accordance with the preceding sentence, a subsequent determination by the Employer, any governmental agency, or a court that the person is a common law employee of the Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.

     2.16 Employer
          “Employer” means Federal Signal Corporation and any affiliate or subsidiary of the Company as defined in Subsections 414(b) and (c) of the Code that has adopted the Plan on behalf of its Eligible Individuals with the consent of the Company.
     2.17 ERISA
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.
     2.18 Federal Signal Stock Fund
          “Federal Signal Stock Fund” means an Investment Fund offered under the Plan having a notional investment return based on the performance of the common stock of the Company, in accordance with rules and procedures established by the Committee.
     2.19 Investment Funds
          “Investment Funds” means the notional funds or other investment vehicles designated pursuant to subsection 5.1.
     2.20 Matching Contributions
          “Matching Contributions” means the amounts credited to a Participant’s Matching Contribution Account under the Plan by the Employer, in accordance with subsection 4.2.
     2.21 Participant
          “Participant” means an Eligible Individual who meets the requirements of Section 3 and elects to make Compensation Deferrals pursuant to Section 4, or any individual who is an Employee or former Employee of an Employer who has an Account under this Plan, or a non-Employee member or former member of the Board of Directors of the Company, who has a Pre-2007 Plan Account under the Plan.
     2.22 Plan
          “Plan” means the Federal Signal Corporation Savings Restoration Plan, as set forth in this instrument and as hereafter amended from time to time.
     2.23 Plan Year/Plan Year Quarter
          “Plan Year” means each 12-month period beginning January 1 and ending the following December 31. “Plan Year Quarter” means each three-month period ending March 31, June 30, September 30 and December 31.

     2.24 Spouse
          “Spouse” means the person to whom a Participant is legally married under applicable state law at the earlier of the date of the Participant’s death or the date payment of the Participant’s benefits commenced and who is living on the date of the Participant’s death.
     2.25 Termination Date
          “Termination Date” means, with respect to an Employee, the date on which the Participant has a separation from service with the Employers, the Company and any subsidiary or affiliate of the Company, as determined by the Committee.
     2.26 Other Definitions
          Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan.

SECTION 3 ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility
          For each Plan Year commencing on or after 2007, each Employee of an Employer who is employed at a salary grade of 18 or above (as determined by the Committee) shall be an Eligible Individual eligible to participate in the Plan by making a deferral election pursuant to Section 4. Notwithstanding the foregoing, an Employee who is employed at a salary grade lower than 18 may be determined by the Committee to be an Eligible Individual if the Committee determines that his Compensation is at a level such that he is likely to be, on a sustained basis, subject to the limitations on Compensation that can be taken into account under the Qualified RSP Plan, as described in Section 4 below. An Employee who first becomes employed at a salary grade of 18 or above during a Plan Year (or is otherwise determined by the Committee to be an Eligible Individual) shall only be permitted to become a Participant in the Plan as of the January 1 following the date he becomes an Eligible Individual. A list of all potential Eligible Individuals shall be presented to the Committee annually for approval.
          Each Eligible Individual’s decision to become a Participant shall be entirely voluntary. An Eligible Individual who makes a deferral election pursuant to Section 4, or who has an Account balance under the Plan, shall be a Participant in the Plan.
     3.2 Cessation of Participation
          If a Participant ceases to be an Eligible Individual, no further Compensation Deferrals, Company Contributions or Matching Contributions shall be credited to the Participant’s Accounts after the end of the Plan Year Quarter following the date the Participant ceases to be eligible or as soon as administratively feasible thereafter (or, if the eligibility determination can be made by the Committee or its designee prior to the end of the Plan Year Quarter, on or as soon as administratively feasible after the date the Participant ceases to be eligible), unless he is again determined to be an Eligible Individual, but the balance credited to his Accounts shall continue to be adjusted for notional investment gains and losses under the terms of the Plan and shall be distributed to him at the time and manner set forth in Section 9. An Employee shall cease to be a Participant after his Termination Date or other loss of eligibility as soon as his entire Account balance has been distributed.

SECTION 4 DEFERRALS AND CONTRIBUTIONS
     4.1 Compensation Deferrals
          Each Plan Year, an Eligible Individual may elect to defer receipt (in increments of one percent) of no less than 6 percent but no greater than 40 percent (or such other percentage as determined by the Committee) of his Compensation that would otherwise have been payable to him on or after the effective date of the election, but only to the extent that the Participant’s deferrals under the Qualified RSP Plan have been limited by the restrictions on deferrals to the Qualified RSP Plan imposed by Section 402(g) of the Code, or by the limitations on Compensation that can be taken into account under the Qualified RSP Plan imposed by Section 401(a)(17) of the Code. A Participant’s deferral election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan Year with respect to Compensation payable on or after the following January 1 in accordance with rules established by the Committee.
          Except as provided in subsection 4.3, an election to make Compensation Deferrals under this subsection 4.1 shall be irrevocable and shall remain in effect for Compensation otherwise payable during the calendar year to which the election applies (or, in the case of deferrals of Compensation consisting of Bonus, shall remain in effect for the Bonus otherwise payable during the second calendar year following the December 31 election date described above).
     4.2 Matching and Company Contributions
          Matching Contributions shall be credited to the Matching Contribution Accounts of Participants who have satisfied the requirements of subsection 3.1 and in accordance with the requirements of this subsection 4.2. The amount of any such Matching Contribution with respect to a Participant shall be equal to 50% of 6% of the amount of the Participant’s Compensation, but reduced by the amount of Matching Contributions made to the Qualified RSP Plan on the Participant’s behalf for the applicable Plan Year. Matching Contributions under this Plan shall be credited to such Participants’ Matching Contribution Accounts at the same time as Matching Contributions are credited to Participants’ Accounts under the Qualified RSP Plan.
          Company Contributions shall be credited to the Company Contribution Accounts of Participants who have satisfied the requirements of subsection 3.1 and in accordance with the requirements of this subsection 4.2. The amount of any such Company Contributions with respect to a Participant shall be equal to the amount of Points-Weighted Contributions that would have been made under the Qualified RSP Plan on the Participant’s behalf without regard to the limits on the Participant’s Compensation under Section 401(a)(17) of the Code, but reduced by the amount of Points-Weighted Contributions that were made to the Qualified RSP Plan on the Participant’s behalf for the applicable Plan Year. Company Contributions under this Plan shall be credited to such Participants’ Company Contribution Accounts at the same time as Points-Weighted Contributions are credited to Participants’ Accounts under the Qualified RSP Plan. Additional discretionary Company Contributions may be made to the Participant’s Company Contribution Account, in the Company’s sole discretion and subject to such rules and procedures as the Committee may establish.

     4.3 No Election Changes During Plan Year
          A Participant shall not be permitted to change or revoke his deferral elections, except that, if a Participant’s status changes such that he becomes ineligible for the Plan, the Participant’s deferrals under the Plan shall cease as described in subsection 3.2.
     4.4 Crediting of Deferrals
          The amount of deferrals pursuant to subsection 4.1 shall be credited to the Participant’s Accounts as of a date not later than 15 business days after the date on which the amount (but for the deferral) otherwise would have been paid to the Participant.
     4.5 Reduction of Deferrals or Contributions
          Any deferrals or contributions to be credited to a Participant’s Account under this Section may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any necessary employee welfare plan contributions. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan).

SECTION 5 NOTIONAL INVESTMENTS
     5.1 Investment Funds
          The Committee may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Committee, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. An Investment Fund will be offered that consists of a notional investment in a Federal Signal Stock Fund, as defined in subsection 2.19. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Company assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Committee in its sole discretion.
     5.2 Investment Fund Elections
          A Participant may elect from among the Investment Funds for the notional investment of his Accounts from time to time in accordance with procedures established by the Committee. The Committee, in its discretion, may adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the notional investment of the Participant’s Accounts. Such procedures may differ among Participants or classes of Participants, as determined by the Committee in its discretion. The Committee may limit, delay or restrict the notional investment of certain Participants’ Accounts in accordance with Committee rules in order to comply with Company policy and applicable law or to minimize regulated filings and disclosures. Any deferred amounts subject to a Participant’s investment election that must be so limited, delayed or restricted under such circumstances may be notionally invested in an Investment Fund designated by the Committee, or may be credited with earnings at a rate determined by the Committee, which rate may be zero. A Participant’s notional investment election shall remain in effect until later changed in accordance with the rules of the Committee. If a Participant does not make a notional investment election, all deferrals by the Participant and contributions on his behalf will be deemed to be notionally invested in the Investment Fund designated by the Committee for such purpose.
     5.3 Investment Fund Transfers
          A Participant may elect that all or a part of his notional interest in an Investment Fund shall be transferred to one or more of the other Investment Funds. A Participant may make such notional Investment Fund transfers in accordance with rules established from time to time by the Committee, and in accordance with subsection 5.2. Notwithstanding the foregoing, any amount of a Participant’s Pre-2007 Plan Account that has been invested in the Federal Signal Stock Fund may not be transferred to any of the other Investment Funds.

SECTION 6 ACCOUNTING
     6.1 Individual Accounts
          The Committee may, in its discretion, maintain in the name of each Participant, as applicable, the following Accounts, and any sub-accounts under such Accounts deemed necessary or advisable by the Committee from time to time:
(a)	Compensation Deferral Account. A Compensation Deferral Account to reflect the Participant’s Compensation Deferrals and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

(b)	Matching Contribution Account. A Matching Contribution Account to reflect the Matching Contributions credited on behalf of the Participant, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

(c)	Company Contribution Account. A Company Contribution Account to reflect the Company Contributions credited on behalf of the Participant, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

(d)	Pre-2007 Plan Account. A Pre-2007 Plan Account to reflect the amounts, if any, credited on behalf of the Participant under the Plan prior to January 1, 2007, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto. Amounts in the Participant’s Pre-2007 Plan Account shall always be notionally invested in the Federal Signal Corporation Stock Fund. Notwithstanding the foregoing, a Participant’s Pre-2007 Plan Account may also contain a Pre-1998 Sub-account, which shall not be notionally invested in the Federal Signal Corporation Stock Fund, but which instead shall be notionally credited with a fixed interest rate based upon the Vanguard Retirement Savings Trust rate, or such other rate or benchmark as the Committee shall determine from time to time in its discretion.
The Committee may establish such rules and procedures relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, the crediting of deferrals and contributions and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as it considers necessary or advisable. In addition to the Accounts described above, the Committee may maintain other Accounts or sub-accounts in the names of Participants or otherwise as the Committee considers necessary or desirable.
     6.2 Adjustment of Accounts
          Pursuant to rules established by the Committee and applied on a uniform basis, Participants’ Accounts will be adjusted on each Accounting Date, except as provided in Section 9, to reflect the value of the various Investment Funds as of such date, including adjustments to reflect any deferrals and contributions, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous Accounting Date. The “value” of an Investment Fund at any Accounting Date shall be based on the fair market value of the Investment Fund, as determined by the Committee.
     6.3 Accounting Methods
          The accounting methods or formulae to be used under the Plan for purposes of monitoring Participants’ Accounts, including the calculation and crediting of notional gains, losses, expenses, appreciation, or depreciation, shall be determined by the Committee in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.
     6.4 Statement of Account
          At such times and in such manner as determined by the Committee, but at least annually, each Participant will be furnished with a statement reflecting the condition of his Accounts.

SECTION 7 VESTING
          A Participant shall be fully vested at all times in his Compensation Deferral Account and his Pre-2007 Plan Account. A Participant’s Matching Contribution Account and Company Contribution Account shall be vested at the same time and in the same manner as the Participant’s Matching Contributions and Points-Weighted Contributions are vested under the Qualified RSP Plan. Notwithstanding the foregoing, a Participant or his Beneficiary shall have no right to amounts credited to his Matching Contributions Account and Company Contributions Account if the Committee, the Company or the Employer determines that he engaged in any willful, deliberate or gross act of commission or omission which is substantially injurious to the finances or reputation of the Company or any Employer.
          Neither the Committee nor the Employers in any way guarantee the Participant’s Account balance from loss or depreciation. Notwithstanding any provision of the Plan to the contrary, the Participant’s Account balance is subject to Section 8.

SECTION 8 FUNDING
          No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employers whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property of the Employers. Benefits under the Plan are unfunded and unsecured. A Participant shall have only an unfunded, unsecured right to the amounts, if any, payable hereunder to that Participant. The Employers’ obligations under this Plan are not secured or funded in any manner, even if the Company elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Company may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Employers (or their delegatees) to invest the assets of the Employers or of any such trust in a similar manner.

SECTION 9 DISTRIBUTION OF ACCOUNTS
     9.1 Distribution of Accounts
          A Participant may elect to receive payment of his Accounts at his Termination of Employment (subject to subsection 9.2) in the form of a single lump sum or in annual installments for 5, 10, or 15 years. The Participant may elect each year to have all amounts attributable to the Compensation Deferrals, Matching Contributions and Company Contributions, made to the Plan on his behalf for that Plan Year, and the earnings thereon, paid in the form of either a single lump sum or installments. The Participant’s distribution election with respect to amounts credited to his Accounts for such Plan Year, and the earnings thereon, must apply to all Accounts for such Plan Year. The Participant may make a separate distribution election with respect to each Plan Year. To the extent a Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution for that Plan Year in the form of a single lump sum. Notwithstanding the foregoing, in the event of the Participant’s death, the Participant’s total Account balances shall be distributed in the form of a lump sum to the Participant’s Beneficiary as determined under subsection 9.4. A Participant’s total Pre-2007 Plan Account shall be paid to him in the form of a single lump sum (or, if applicable, in the form of installments pursuant to his election made prior to January 1, 2005 with respect to such Pre-2007 Plan Account) upon his Termination Date (or such later date as shall be required under subsection 9.2).
(a)	Elections. A Participant will be required to make his distribution election prior to the commencement of each Plan Year.

(b)	Installment Payments. The first installment payment shall be made in the month of January following the calendar year in which occurs the Participant’s Termination Date, or such later date as shall be administratively feasible for the Committee to make such payment and in accordance with subsection 9.2. Succeeding payments shall be made in January of each succeeding calendar year, or as soon as administratively feasible for the Committee to make such payment. The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of an Accounting Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Committee.

(c)	Subsequent Elections to Change Form of Payment. Participants may make a subsequent election to change the form of payment from installments to a lump sum or vice versa, and a separate election change shall be allowed with respect to the amounts in the Participants’ Accounts attributable to each Plan Year. Provided, however, that such election change will be allowed only once in a Participant’s period of participation in the Plan, and such election change shall only be permitted with the approval of the Committee in its sole discretion and in accordance with procedures established by the Committee. Any such election change shall not take effect until the Participant has completed 12 months of employment with the Employer following the date of such election change, and payments subject to such change may not commence earlier than five years following the date payments would otherwise have commenced.
(d)	Disability Election. Notwithstanding the foregoing, a Participant may elect, as of the first year in which the Participant becomes an Participant, to have the remainder of his Accounts under the Plan paid out in a lump sum immediately following his Disability (as defined in subsection 2.13), regardless of whether he has incurred a Termination Date or whether his Accounts have commenced distribution under the Plan as of such date.
     9.2 6-Month Delay on Payments Due to Termination of Employment
          Notwithstanding anything herein to the contrary, payment shall not be made or commence as a result of the Participant’s Termination Date to any Participant before the date that is not less than six months after the Participant’s Termination Date.
     9.3 Mandatory Cash-Outs of Small Amounts
          If the value of a Participant’s total Accounts equals $10,000 or less at his Termination Date (or his death), the Accounts will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum, subject to subsection 9.2, notwithstanding any election by the Participant otherwise.
     9.4 Designation of Beneficiary
          Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Accounts will be paid in the event the Participant dies before receiving the value of all of his Accounts. A Beneficiary designation must be made in the manner required by the Committee for this purpose. Primary and secondary Beneficiaries are permitted. Payments to the Participant’s Beneficiary(ies) shall be made after the Committee has received proper notification of the Participant’s death.
          A Beneficiary designation will be effective only when the Beneficiary designation is filed with the Committee while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Committee. Any designation or revocation of a Beneficiary shall be effective as only if it is received by the Committee. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Committee on account of any payment made before the change is recorded by the Committee. If a Beneficiary dies before payment of the Participant’s Accounts have been made, the Participant’s Accounts shall be distributed in accordance with the Participant’s Beneficiary designation and pursuant to rules established by the Committee. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary predeceases the Participant, the value of the Participant’s Accounts shall be payable to the Participant’s Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Committee.

     9.5 Reemployment
          If a former Participant is rehired by an Employer, the Company or any affiliate or subsidiary of the Company described in Section 414(b) and (c) of the Code, regardless of whether he is rehired as an Eligible Individual, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall cease. Upon such Participant’s subsequent Termination Date, his payments shall again commence in the form previously elected by such Participant in accordance with this Section 9. If a former Participant is rehired by the Employer, and any payments to be made to the Participant by virtue of his previous Termination Date have not been made or commenced, such Participant shall no longer be entitled to such payments until his subsequent Termination Date.
     9.6 Form of Payment
          Amounts in a Participant’s Pre-2007 Plan Accounts shall be distributed only in the form of Federal Signal Corporation common stock. Amounts in a Participant’s other Accounts under the Plan invested at the Participant’s direction in the notional Investment Funds shall be distributed to the Participant in cash.

SECTION 10 GENERAL PROVISIONS
     10.1 Interests Not Transferable
          The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered. A Participant’s interest in the Plan is not transferable pursuant to a qualified domestic relations order.
     10.2 Employment Rights
          The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Employers expressly reserve the right to discharge any Employee at any time.
     10.3 Litigation by Participants or Other Persons
          If a legal action begun against the Committee (or any member or former member thereof), an Employer, or any person or persons to whom an Employer or the Committee has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Committee (or any member or former member thereof), the Employers or any person or persons to whom the Employer or the Committee has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.
     10.4 Evidence
          Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.
     10.5 Waiver of Notice
          Any notice required under the Plan may be waived by the person entitled to such notice.
     10.6 Controlling Law
          Except to the extent superseded by laws of the United States, the laws of the State of Illinois shall be controlling in all matters relating to the Plan.

     10.7 Statutory References
          Any reference in the Plan to a Code section or a section of ERISA, or to a section of any other Federal law, shall include any comparable section or sections of any future legislation that amends, supplements, or supersedes that section.
     10.8 Severability
          In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.
     10.9 Action By the Company, the Employers or the Committee
          Any action required or permitted to be taken by the Company or any of the Employers under the Plan shall be by resolution of its board of directors, by resolution or other action of a duly authorized committee of its board of directors, or by action of a person or persons authorized by resolution of its board of directors or such committee. Any action required or permitted to be taken by the Committee under the Plan shall be by resolution or other action of the Committee or by a person or persons duly authorized by the Committee.
     10.10 Headings and Captions
          The headings and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.
     10.11 Gender and Number
          Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.
     10.12 Examination of Documents
          Copies of the Plan and any amendments thereto are on file at the office of the Company where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.
     10.13 Elections
          Each election or request required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Committee and shall be effective as determined by the Committee. The Committee’s rules and procedures may address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary).

     10.14 Manner of Delivery
          Each notice or statement provided to a Participant shall be delivered in any manner established by the Committee and in accordance with applicable law, including, but not limited to, electronic delivery.
     10.15 Facility of Payment
          When a person entitled to benefits under the Plan is a minor, under legal disability, or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may cause the benefits to be paid to such person’s guardian or legal representative. If no guardian or legal representative has been appointed, or if the Committee so determines in its sole discretion, payment may be made to any person as custodian for such individual under applicable state law, or to the legal representative of such person for such person’s benefit, or the Committee may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.
     10.16 Missing Persons
          The Employers and the Committee shall not be required to search for or locate a Participant, Spouse, or Beneficiary. Each Participant, Spouse, and Beneficiary must file with the Committee, from time to time, in writing the Participant’s, Spouse’s, or Beneficiary’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, Spouse, or Beneficiary at the last post office address filed with the Committee, or if no address is filed with the Committee, then in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s Spouse and Beneficiary for all purposes of the Plan.
          If the Committee is unable to locate the Participant, Spouse, or Beneficiary to whom a Participant’s Accounts are payable, the Participant’s Accounts shall be frozen as of the date on which distribution would have been completed under the terms of the Plan, and no further notional investment returns shall be credited thereto.
          If a Participant whose Accounts were frozen (or his Beneficiary) files a claim for distribution of the Accounts within 7 years after the date the Accounts are frozen, and if the Committee determines that such claim is valid, then the frozen balance shall be paid by the Company to the Participant or Beneficiary in a lump sum cash payment as soon as practicable thereafter. If the Committee notifies a Participant, Spouse, or Beneficiary of the provisions of this Subsection, and the Participant, Spouse, or Beneficiary fails to claim the Participant’s, Spouse’s, or Beneficiary’s benefits or make such person’s whereabouts known to the Committee within 7 years after the date the Accounts are frozen, the benefits of the Participant, Spouse, or Beneficiary may be disposed of, to the extent permitted by applicable law, by one or more of the following methods:

(a)	By retaining such benefits in the Plan.

(b)	By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(c)	By forfeiting such benefits in accordance with procedures established by the Committee. If a Participant, Spouse, or Beneficiary is subsequently located, such benefits shall be restored (without adjustment) to the Participant, Spouse, or Beneficiary under the Plan.

(d)	By any equitable manner permitted by law under rules adopted by the Committee.
     10.17 Recovery of Benefits
          In the event a Participant, Spouse, or Beneficiary receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant, Spouse, or Beneficiary, or in the event a person other than a Participant, Spouse, or Beneficiary receives an erroneous payment from the Plan, the Committee shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Committee may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable to the applicable Participant, Spouse, or Beneficiary.
     10.18 Effect on Other Benefits
          Except as otherwise specifically provided under the terms of any other employee benefit plan of the Company, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.
     10.19 Tax and Legal Effects
          The Employers, the Committee, and their representatives and delegatees do not in any way guarantee the tax treatment of benefits for any Participant, Spouse, or Beneficiary, and the Employers, the Committee, and their representatives and delegatees do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Company may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

SECTION 11 THE COMMITTEE
     11.1 Establishment of Committee
          The Plan shall be administered by a Committee established by the Company, which as of the Effective Date shall be the Benefits Planning Committee or any successor thereto.
     11.2 Committee General Powers, Rights, and Duties
          Except as otherwise specifically provided herein, and in addition to the powers, rights, and duties specifically given to the Committee elsewhere in the Plan or otherwise delegated to the Committee by the Company, the Committee shall have the following powers, rights, and duties, which shall be exercisable in the sole discretion of the Committee:
(a)	To adopt such rules, procedures, and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and to change, alter, or amend such rules, procedures, and regulations;

(b)	To construe and interpret the provisions of the Plan and make factual determinations thereunder;

(c)	To determine all questions arising in the administration of the Plan, including the power to determine the rights or eligibility of Employees or Participants or any other persons, and the amounts of their benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies, or omissions, and any such determination shall be binding on all parties;

(d)	To employ and suitably compensate such agents, attorneys, accountants, actuaries, recordkeepers, or other persons (who also may be employed by the Company) to render advice and perform other services as the Committee may deem necessary to carry out its powers, rights, and duties;

(e)	To the extent applicable, to direct payments or distributions in accordance with the provisions of the Plan;

(f)	To furnish the Employers with such information as may be required by them for tax or other purposes in connection with the Plan;

(g)	To communicate the Plan and its requirements to Participants;

(h)	To take such actions as the Committee may deem necessary or advisable to correct any errors in the operation of the Plan; and

(i)	To take such other actions as the Committee may deem necessary for the proper administration and operation of the Plan in accordance with its terms.

     11.3 Interested Committee Member
          No member of the Committee who is also an Employee of an Employer shall be excluded from participating in the Plan if otherwise eligible. If a member of the Committee (or one of its delegatees or designees) also is a Participant in the Plan, he may not decide or determine any matter or question concerning distributions of any kind to be made to him or her or the nature or mode of settlement of his benefits unless such decision or determination could be made by him or her under the Plan if he were not serving on the Committee.
     11.4 Compensation and Expenses
          Unless paid by an Employer, all reasonable costs, charges, and expenses incurred in the administration of this Plan, including expenses incurred by the Committee, compensation to an investment manager, and any compensation to agents, attorneys, actuaries, accountants, recordkeepers, and other persons performing services on behalf of this Plan or for the Committee, may be drawn from (a) Participants’ Accounts, in the form of a flat fee or a percentage of the value of each Account, (b) notional earnings or gains in each Investment Fund, or (c) an account maintained under a trust related to the Plan (if any).
     11.5 Information Required by Committee
          Each person entitled to benefits under the Plan must file with the Committee from time to time in writing such person’s mailing address and each change of mailing address. Any communication, statement, or notice addressed to any person at the last mailing address filed with the Committee will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Committee with such documents, evidence, data, or information as the Committee considers necessary or desirable for the purposes of administering the Plan. The Employers shall furnish the Committee with such data and information as the Committee may deem necessary or desirable in order to administer the Plan. The records of the Employers as to an Employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Committee’s satisfaction to be incorrect.
     11.6 Uniform Application of Rules
          The Committee shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Committee shall be applied uniformly to all persons similarly situated.
     11.7 Review of Benefit Determinations
          Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA, the regulations thereunder, and such reasonable claims procedures as may be established by the Committee. The Plan shall provide adequate notice to any Participant, Spouse, Beneficiary, or other claimant whose claim for benefits under the Plan has been denied, setting forth the reasons for such denial, and shall afford such claimant a reasonable opportunity for a full and fair review. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by the Participant, Spouse, or Beneficiary (or other claimant) for benefits under the Plan must be filed in a court of law no later than 120 days after the Committee’s final decision regarding the claim. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. All decisions and communications to Participants, Spouses, Beneficiaries, or other persons regarding a claim for benefits under the Plan shall be held strictly confidential by the Participant, Spouse, or Beneficiary (or other claimant), and the Committee, the Employers, and their agents.
     11.8 Committee’s Decision Final
          Benefits under the Plan will be paid only if the Committee decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Committee made by the Committee or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

SECTION 12 AMENDMENT AND TERMINATION
          While the Company expects and intends to continue the Plan, the Company and the Committee reserve the right to amend the Plan at any time and for any reason, including the right to amend this Section 12 and the Plan termination rules herein; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such amendment . The Company’s power to amend the Plan includes (without limitation) the power to change the Plan provisions regarding eligibility, contributions, notional investments, vesting, and distribution forms, and timing of payments, including changes applicable to benefits accrued prior to the effective date of any such amendment; provided, however, that amendments to the Plan (other than amendments relating to Plan termination) shall not cause the Plan to provide for acceleration of distributions in violation of Section 409A of the Code and applicable regulations thereunder
          The Company and the Committee reserve the right to terminate the Plan at any time and for any reason; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such termination (but such Accounts shall not be adjusted for future notional income, losses, expenses, appreciation and depreciation).
          In the event that the Plan is terminated pursuant to this Section 12, the balances in affected Participants’ Accounts shall be distributed at the time and in the manner set forth in Section 9. Notwithstanding the foregoing, the Company and the Committee reserve the right to make all such distributions within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 9 absent the termination of the Plan.

SUPPLEMENT A
Special Contributions for Stephanie K. Kushner
          A-1. Special Contributions. Beginning in Plan Year 2007 and for each of the five Plan years thereafter, the Company shall make an additional Special Contribution to the Company Contribution Account of Stephanie Kushner under this Plan in the amount described in paragraph A-2 below. Such Special Contributions shall be made at the time and in the manner determined by the Committee, and each Plan Year’s Special Contribution shall be made to the Plan only in the event that Stephanie Kushner is employed on the anniversary of her date of hire; i.e., March 1 of the applicable Plan Year as Chief Financial Officer of Federal Signal Corporation.
          A-2. Amount of Special Contributions. The amount of such Special Contributions shall be as follows:

Year of Special Contribution	Amount of Special Contribution
2007	$308,472
2008	$ 30,322
2009	$ 11,233
2010	$ 11,658
2011	$ 11,902
2012	$ 12,365
          A-3. Vesting of Special Contributions. Special Contributions shall be 100% vested five years after Stephanie Kushner’s date of hire in 2002; consequently, effective on the fifth anniversary of Stephanie Kushner’s date of hire occurring in 2007, the Special Contributions made in 2007 and thereafter shall each be 100% vested and nonforfeitable.
          A-4. Other Provisions of the Plan Applicable. All other provisions of the Plan are applicable to Special Contributions made under this Supplement A.